Exhibit 15.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-163952 on Form F-3 of our report dated February 26, 2010, relating to the consolidated financial statements of Longview Timber Holdings, Corp., appearing in this Annual Report on Form 20-F of Brookfield Infrastructure Partners L.P. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Portland, Oregon

May 26, 2010